Exhibit 10.65

Base Contract for Sale and Purchase of Natural Gas
This Base Contract is entered into as of the following date:   May 12, 2009

The parties to this Base Contract are the following:

PARTY A (Seller) ConocoPhillips Company and ConocoPhillips Alaska, Inc		PARTY NAME	PARTY B (Buyer) Chugach Electric Association, Inc.

700 G. St. Anchorage, AK 99510		ADDRESS	5601 Electron Drive Anchorage, AK 99519
BUSINESS WEBSITE
CEA 2009-01		CONTRACT NUMBER	_______
00-136-8265		D-U-N-S® NUMBER	_______
☒ US FEDERAL: 73-0400345 (COP) ☒ US FEDERAL: 94-2700433 (CPAI)		TAX ID NUMBERS	☒ US FEDERAL: _______ ☐ OTHER:
JURISDICTION OF ORGANIZATION
☒ Corporation ☐ Limited Partnership ☐ LLP	☐ LLC ☐ Partnership ☐ Other: __________	COMPANY TYPE	☒ Corporation ☐ Limited Partnership ☐ LLP	☐ LLC ☐ Partnership ☐ Other __________
GUARANTOR (IF APPLICABLE)
CONTACT INFORMATION

ATTN: Cook Inlet Gas Marketing			ATTN: Suzanne Gibson, Director, Energy Resources
TEL#: (907) 265-1605	FAX#: (918) 662-6889	▪ COMMERCIAL	TEL#: (907) 762-4577	FAX# (907) 762-4688
EMAIL: Von.L.Huthins@ConocoPhillips.com			EMAIL: Suzanne_Gibson@chugachelectric.com

ATTN: Cook Inlet Gas Control			ATTN: Burke Wick, Director, System Control
TEL#: (907) 263-4704	FAX#: (918) 662-6895	▪ SCHEDULING	TEL#: (907) 762-4779
EMAIL: Brandy.Ostrinski@ConocoPhillips.com			EMAIL: Burke_Wick@chugachelectric.com

ATTN: ____________		▪ CONTRACT	ATTN: General Counsel
TEL#: ____________	FAX#: ____________	AND LEGAL	TEL#: ___________	FAX#: ___________
EMAIL:		NOTICES	EMAIL:

ATTN: ____________			ATTN: ___________
TEL#: ____________	FAX#: ____________	▪ CREDIT	TEL#: ___________	FAX#: ___________
EMAIL:			EMAIL:

ATTN: Cook Inlet Gas Control		▪ TRANSACTION	ATTN: Suzanne Gibson, Director, Energy Resources
TEL#: (907) 263-4704	FAX#: (918) 662-6895	CONFIRMATIONS	TEL#: (907) 762-4577
EMAIL: Brandy.Ostrinski@ConocoPhillips.com			EMAIL: Suzanne_Gibson@chugachelectric.com

ACCOUNTING INFORMATION

ATTN: Revenue Alaska		▪ INVOICES	ATTN: Chugach Electric Association, Inc.
TEL#: 918-661-1649	FAX#: 918-6625453	▪ PAYMENTS	TEL#: 907-762-4369
EMAIL: Toni.M.Glass@conocophillips.com		▪ SETTLEMENTS	EMAIL: Marina_Mccoy-Casey@chugachelectric.com

BANK: Bank One		WIRE TRANSFER	BANK: FNB of A
ABA: 071000013	ACCT: 643625114	NUMBERS	ABA: 125200060	ACCT: 1104751
OTHER DETAILS:		(IF APPLICABLE)	OTHER DETAILS:

BANK: Bank One			BANK: FNB of A
ABA: 071000013	ACCT: 643625114	ACH NUMBERS	ABA: 125200060	ACCT: 1104751
OTHER DETAILS:		(IF APPLICABLE)	OTHER DETAILS:

ATTN: __________________ ADDRESS: ______________		CHECKS (IF APPLICABLE)	ATTN: Marina McCoy-Casey ADDRESS: 5601 Electron Drive Anchorage, AK 99519

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Base Contract for Sale and Purchase of Natural Gas
(Continued)

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board.  The parties hereby agree to the following provisions offered in said General Terms and Conditions.  In the event the parties fail to check a box, the specified default provision shall apply.  Select the appropriate box(es) from each section:

Section 1.2 Transaction Procedure	☐ Oral (default) OR ☒ Written	Section 10.2 Additional Events of	☒ No Additional Events of Default (default) ☐ Indebtedness Cross Default
Section 2.7 Confirm Deadline	☐ 2 Business Days after receipt (default) OR ☒ 10 Business Days after receipt	Default	☐ Party A: __________________ ☐ Party B: __________________ ☐ Transactional Cross Default Specified Transactions:
Section 2.8 Confirming Party	☒ Seller (default) OR ☐ Buyer OR ☐
Section 3.2 Performance Obligation	☐ Cover Standard (default) OR ☐ Spot Price Standard OR ☒ Special Provisions Section 16.2	Section 10.3.1 Early Termination Damages	☒ Early Termination Damages Apply (default) OR ☐ Early Termination Damages Do Not Apply
Note: The following Spot Price Publication applies to both of the immediately preceding.		Section 10.3.2	☐ Other Agreement Setoffs Apply (default)
Section 2.31 Spot Price Publication	☒ Gas Daily Midpoint (default) OR ☐	Other Agreement Setoffs	☐ Bilateral (default) ☐ Triangular
Section 6 Taxes	☐ Buyer Pays At and After Delivery Point (default) OR ☒ Seller Pays Before and At Delivery Point		OR ☒ Other Agreement Setoffs Do Not Apply
Section 7.2 Payment Date	☒ 25th Day of Month following Month of delivery (default) OR ☐ Day of Month following Month of delivery	Section 15.5 Choice Of Law	Alaska
Section 7.2 Method of Payment	☒ Wire transfer (default) ☐ Automated Clearinghouse Credit (ACH) ☐ Check	Section 15.10 Confidentiality	☐ Confidentiality applies (default) OR ☒ Confidentiality does not apply
Section 7.7 Netting	☒ Netting applies (default) OR ☐ Netting does not apply
☒ Special Provisions Number of sheets attached: 10 pages ☐ Addendum(s):

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

ConocoPhillips Company		PARTY NAME	Chugach Electric Association, Inc.

By	/s/ J.L. Bowles	SIGNATURE	By	/s/ Bradley Evans
J. L. Bowles		PRINTED NAME	Bradley Evans
Vice President		TITLE	CEO
ConocoPhillips Alaska Inc.		PARTY NAME

By:	/s/ J. L. Bowles	SIGNATURE
J. L. Bowles		PRINTED NAME
President		TITLE

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1.     PURPOSE AND PROCEDURES

1.1.              These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis.  "Buyer" refers to the party receiving Gas and "Seller" refers to the party delivering Gas.  The entire agreement between the parties shall be the Contract as defined in Section 2.9.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2.             The parties will use the following Transaction Confirmation procedure.  Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties.  The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon.  Any such transaction shall be considered a “writing” and to have been “signed”.  Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties.  Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party.  If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2.             The parties will use the following Transaction Confirmation procedure.  Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement.  The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3.              If a sending party's Transaction Confirmation is materially different from the receiving party's understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party.  The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party's agreement to the terms of the transaction described in the sending party's Transaction Confirmation.  If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations.  In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4.              The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party.  Each party shall obtain any necessary consent of its agents and employees to such recording.  Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract.

SECTION 2.     DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below.  Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1.              “Additional Event of Default” shall mean Transactional Cross Default or Indebtedness Cross Default, each as and if selected by the parties pursuant to the Base Contract.

2.2.              “Affiliate” shall mean, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person.  For this purpose, “control” of any entity or person means ownership of at least 50 percent of the voting power of the entity or person.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

2.3.              “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.4.              "Base Contract" shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.5.              "British thermal unit" or "Btu" shall mean the International BTU, which is also called the Btu (IT).

2.6.              "Business Day(s)" shall mean Monday through Friday, excluding Federal Banking Holidays for transactions in the U.S.

2.7.              "Confirm Deadline" shall mean 5:00 p.m. in the receiving party's time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party's time zone, it shall be deemed received at the opening of the next Business Day.

2.8.              "Confirming Party" shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.9.              "Contract" shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation, all of which shall form a single integrated agreement between the parties.

2.10.            "Contract Price" shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.11.            "Contract Quantity" shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.12.            "Cover Standard", as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with:  the amount of notice provided by the nonperforming party; the immediacy of the Buyer's Gas consumption needs or Seller's Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.13.            "Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as cash, an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, guaranty, or other good and sufficient security of a continuing nature.

2.14.            "Day" shall mean a period of 24 consecutive hours, coextensive with a "day" as defined by the Receiving Transporter in a particular transaction.

2.15.            "Delivery Period" shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.16.            "Delivery Point(s)" shall mean such point(s) as are agreed to by the parties in a transaction.

2.17.            "EDI" shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.18.            "EFP" shall mean the purchase, sale or exchange of natural Gas as the "physical" side of an exchange for physical transaction involving gas futures contracts.  EFP shall incorporate the meaning and remedies of "Firm", provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.19.           "Firm" shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.20.            "Gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.21.            “Guarantor” shall mean any entity that has provided a guaranty of the obligations of a party hereunder.

2.22.            "Imbalance Charges" shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter's balance and/or nomination requirements.

2.23.            “Indebtedness Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it or its Guarantor, if any, experiences a default, or similar condition or event however therein defined, under one or more agreements or instruments, individually or collectively, relating to indebtedness (such indebtedness to include any obligation whether present or future, contingent or otherwise, as principal or surety or otherwise) for the payment or repayment of borrowed money in an aggregate amount greater than the threshold specified in the Base Contract with respect to such party or its Guarantor, if any, which results in such indebtedness becoming immediately due and payable.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

2.24.            "Interruptible" shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.25.            "MMBtu" shall mean one million British thermal units, which is equivalent to one dekatherm.

2.26.            "Month" shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.27.            "Payment Date" shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.28.            "Receiving Transporter" shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.29.            "Scheduled Gas" shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.30.            “Specified Transaction(s)” shall mean any other transaction or agreement between the parties for the purchase, sale or exchange of physical Gas, and any other transaction or agreement identified as a Specified Transaction under the Base Contract.

2.31.            "Spot Price " as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average of such high and low prices.  If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.32.            "Transaction Confirmation" shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.33.            “Transactional Cross Default” shall mean if selected on the Base Contract by the parties with respect to a party, that it shall be in default, however therein defined, under any Specified Transaction.

2.34.            “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.35.            "Transporter(s)" shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3.    PERFORMANCE OBLIGATION

3.1.              Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract.  Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract.

Cover Standard:

3.2.              The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s) excluding any quantity for which no replacement is available; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s) excluding any quantity for which no sale is available; and (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available for all or any portion of the Contract Quantity of Gas, then in addition to (i) or (ii) above, as applicable, the sole and exclusive remedy of the performing party with respect to the Gas not replaced or sold shall be an amount equal to any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the quantity of such Gas not replaced or sold.  Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.  The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Spot Price Standard:

3.2.           The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price.  Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.  The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3.              Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4.              In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties.  The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4.    TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1.              Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s).  Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2.              The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s).  Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day.  Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

4.3.              The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges.  If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges.  If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller.  If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5.    QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter.  The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry.  Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6.    TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s).  Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s).  If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes.  Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s).  Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s).  If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes.  Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7.     BILLING, PAYMENT, AND AUDIT

7.1.              Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged.  If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas.  The invoiced quantity will then be adjusted to the actual quantity on the following Month's billing or as soon thereafter as actual delivery information is available.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

7.2.              Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date.  In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3.              In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated.  Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4.              If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed without undue delay.  In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5.              If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6.              A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract.  This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract.  All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery.  All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7.              Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section.  If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 8.      TITLE, WARRANTY, AND INDEMNITY

8.1.              Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s).  Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s).  Buyer shall have responsibility for and assume any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2.              Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims.  EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 15.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3.              Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys' fees and costs of court ("Claims"), from any and all persons, arising from or out of claims of title, personal injury (including death) or property damage from said Gas or other charges thereon which attach before title passes to Buyer.  Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury (including death) or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4.              The parties agree that the delivery of and the transfer of title to all Gas under this Contract shall take place within the Customs Territory of the United States (as defined in general note 2 of the Harmonized Tariff Schedule of the United States 19 U.S.C. §1202, General Notes, page 3);  provided, however, that in the event Seller took title to the Gas outside the Customs Territory of the United States, Seller represents and warrants that it is the importer of record for all Gas entered and delivered into the United States, and shall be responsible for entry and entry summary filings as well as the payment of duties, taxes and fees, if any, and all applicable record keeping requirements.

8.5.              Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9.     NOTICES

9.1.              All Transaction Confirmations, invoices, payment instructions, and other communications made pursuant to the Base Contract ("Notices") shall be made to the addresses specified in writing by the respective parties from time to time.

9.2.              All Notices required hereunder shall be in writing and may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3.              Notice shall be given when received on a Business Day by the addressee.  In the absence of proof of the actual receipt date, the following presumptions will apply.  Notices sent by facsimile shall be deemed to have been received upon the sending party's receipt of its facsimile machine's confirmation of successful transmission.  If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day.  Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party.  Notice via first class mail shall be considered delivered five Business Days after mailing.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

9.4.              The party receiving a commercially acceptable Notice of change in payment instructions or other payment information shall not be obligated to implement such change until ten Business Days after receipt of such Notice.

SECTION 10.  FINANCIAL RESPONSIBILITY

10.1.           If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y or its Guarantor, if applicable), X may demand Adequate Assurance of Performance.  “Adequate Assurance of Performance” shall mean sufficient security in the form, amount, for a term, and from an issuer, all as reasonably acceptable to X, including, but not limited to cash, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or guaranty.  Y hereby grants to X a continuing first priority security interest in, lien on, and right of setoff against all Adequate Assurance of Performance in the form of cash transferred by Y to X pursuant to this Section 10.1.  Upon the return by X to Y of such Adequate Assurance of Performance, the security interest and lien granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either party.

10.2.            In the event (each an "Event of Default") either party (the "Defaulting Party") or its Guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one  Business Day of a written request by the other party; (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; or ix) be the affected party with respect to any Additional Event of Default; then the other party (the "Non-Defaulting Party") shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3.            If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”.  On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is legally permissible, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below.  With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

10.3.1.        As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction.  The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner.  To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs.  A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value.  Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values.  For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values.  The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Early Termination Damages Do Not Apply:

10.3.1.        As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

Bilateral Setoff Option:

10.3.2.        The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff any Net Settlement Amount against (i) any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; and  (ii) any amount(s) (including any excess cash margin or excess cash collateral) owed or held by the party that is entitled to the Net Settlement Amount under any other agreement or arrangement between the parties.

Triangular Setoff Option:

10.3.2.        The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option, and without prior Notice to the Defaulting Party, the Non-Defaulting Party is hereby authorized to setoff (i) any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract; (ii) any Net Settlement Amount against any amount(s) (including any excess cash margin or excess cash collateral) owed by or to a party under any other agreement or arrangement between the parties; (iii) any Net Settlement Amount owed to the Non-Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Non-Defaulting Party or its Affiliates to the Defaulting Party under any other agreement or arrangement;  (iv) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party to the Non-Defaulting Party or its Affiliates under any other agreement or arrangement; and/or (v) any Net Settlement Amount owed to the Defaulting Party against any amount(s) (including any excess cash margin or excess cash collateral) owed by the Defaulting Party or its Affiliates to the Non-Defaulting Party under any other agreement or arrangement.

Other Agreement Setoffs Do Not Apply:

10.3.2.        The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”).  At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount against any margin or other collateral held by a party in connection with any Credit Support Obligation relating to the Contract.

10.3.3.        If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained.  Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4.           As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party.  The Notice shall include a written statement explaining in reasonable detail the calculation of the Net Settlement Amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party.  The Net Settlement Amount as well as any setoffs applied against such amount pursuant to Section 10.3.2, shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date.  Interest on any unpaid portion of the Net Settlement Amount as adjusted by setoffs, shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rates" by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5.           The parties agree that the transactions hereunder constitute a "forward contract" within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each "forward contract merchants" within the meaning of the United States Bankruptcy Code.

10.6.           The Non-Defaulting Party's remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date.  Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

10.7.           With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11.   FORCE MAJEURE

11.1.           Except with regard to a party's obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure.  The term "Force Majeure" as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2.           Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars, or acts of terror; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction.  Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3.           Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Contract; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2.  The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4.           Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5.          The party whose performance is prevented by Force Majeure must provide Notice to the other party.  Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible.  Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6.           Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12.  TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s).  The rights of either party pursuant to Section 7.6, Section 10, Section 13, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13.  LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY.  A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

SECTION 14.  MARKET DISRUPTION

If a Market Disruption Event has occurred then the parties shall negotiate in good faith to agree on a replacement price for the Floating Price (or on a method for determining a replacement price for the Floating Price) for the affected Day, and if the parties have not so agreed on or before the second Business Day following the affected Day then the replacement price for the Floating Price shall be determined within the next two  following Business Days with each party obtaining, in good faith and from non-affiliated market participants in the relevant market, two quotes for prices of Gas for the affected Day of a similar quality and quantity in the geographical location closest in proximity to the Delivery Point and averaging the four quotes. If either party fails to provide two quotes then the average of the other party’s two quotes shall determine the replacement price for the Floating Price.  "Floating Price" means the price or a factor of the price agreed to in the transaction as being based upon a specified index.  "Market Disruption Event" means, with respect to an index specified for a transaction, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the Floating Price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) both parties agree that a material change in the formula for or the method of determining the Floating Price has occurred. For the purposes of the calculation of a replacement price for the Floating Price, all numbers shall be rounded to three decimal places.  If the fourth decimal number is five or greater, then the third decimal number shall be increased by one and if the fourth  decimal number is less than five, then the third  decimal number shall remain unchanged.

SECTION 15.   MISCELLANEOUS

15.1.           This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract.  No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or Affiliate by assignment, merger or otherwise without the prior approval of the other party.  Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

15.2.           If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

15.3.           No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

15.4.           This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s).  This Contract may be amended only by a writing executed by both parties.

15.5.           The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

15.6.           This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

15.7.           There is no third party beneficiary to this Contract.

15.8.           Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract.  Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

15.9.           The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

15.10.         Unless the parties have elected on the Base Contract not to make this Section 15.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, (iv) to the extent necessary to comply with a regulatory agency’s reporting requirements including but not limited to gas cost recovery proceedings; or (v) to the extent such information is delivered to such third party for the sole purpose of calculating a published index.  Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure.  The existence of this Contract is not subject to this confidentiality obligation.  Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.  The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

15.11.         The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties

15.12.         Any original executed Base Contract, Transaction Confirmation or other related document may be digitally copied, photocopied, or stored on computer tapes and disks (the “Imaged Agreement”). The Imaged Agreement, if introduced as evidence on paper, the Transaction Confirmation, if introduced as evidence in automated facsimile form, the recording, if introduced as evidence in its original form, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation or administrative proceedings will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the recording, the Transaction Confirmation, or the Imaged Agreement on the basis that such were not originated or maintained in documentary form. However, nothing herein shall be construed as a waiver of any other objection to the admissibility of such evidence.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB'S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

TRANSACTION CONFIRMATION	EXHIBIT A
FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: ____________, ____ Transaction Confirmation #: _________

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated  May 12, 2009.  The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:
ConocoPhillips Company/ ConocoPhillips Alaska, Inc.
______________________________________________
______________________________________________
Attn:   Von Hutchins
Phone:    (907) 265-1605
Fax:         (918) 662-6889
Base Contract No.   CEA 2009-01
Transporter: ____________________________________
Transporter Contract Number: _______________________

BUYER:
  Chugach Electric Association, Inc.
_______________________________________________
_______________________________________________
Attn: _ Suzanne Gibson, Director, Energy Resources_______
Phone: _(907) 762-4577
Fax: _(907) 762-4816
Base Contract No. ________________________________
Transporter: _____________________________________
Transporter Contract Number: _______________________

Contract Price: $ /Mcf or
Delivery Period: Begin: , End: ,
Performance Obligation and Contract Quantity: (Select One)
Firm (Fixed Quantity): MMcf/day ☐ EFP	Firm (Variable Quantity): 0 MMcf/day Minimum MMcf/day Maximum subject to Section 4.2. at election of ☐ Buyer or ☐ Seller	Interruptible: Up to MMcf/day
Delivery Point(s): See Section 16 of Base Agreement for conditions regarding delivery (If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:
Seller: __________________________________________ By: ____________________________________________ Title: ___________________________________________ Date: __________________________________________	Buyer: __________________________________________ By: ____________________________________________ Title: ___________________________________________ Date: __________________________________________

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Special Provisions Addendum

SECTION 16.  SPECIAL PROVISIONS

16.1.         Supplemental Definitions

•
2.36.  “Firm Gas Supply Tranche” shall mean the total volume of Gas equal to 100% of the Gas volumes utilized at the Bernice Lake Power Plant, the Nikiski Power Plant and the International Power Plant, 40% of the Gas volumes utilized at the Beluga Power Plant, and 40% of the Buyer’s share of the Southcentral Power Plant excluding any Gas utilized to generate economy energy sales at any or all of those facilities, up to a limit of 50 MMcf/day measured on an hourly basis at the Delivery Points which Buyer uses to serve Buyer’s retail customers and contracts with Matanuska Electric Association, Homer Electric Association and City of Seward.

•
2.37. “Delivery Start Date” shall mean, at Buyer's election, either January 1, 2010, or the date that Marathon’s current volumetric obligation to Buyer is exhausted, which is currently expected to occur sometime during the 2nd or 3rd quarter of 2010.

•
2.38 “Firm Fixed Quantity” shall mean the base portion of the Firm Gas Supply Tranche, measured on an hourly basis, that is demarcated based on the annually derived methodology described in Attachment 1.

•
2.39 “Firm Variable Quantity” shall mean the secondary portion of the Firm Gas Supply Tranche after subtracting the Firm Fixed Quantity at any point in time.  There is no minimum take requirement for the Firm Variable Quantity, but Buyer shall not purchase any portion of the Firm Variable Quantity from another supplier absent a reduction in the Firm Variable Quantity in accordance with the procedure described in this section or Seller's failure to deliver such Gas volumes.  During periods in which Seller is still authorized to export LNG and the Nikiski LNG Plant is actively exporting LNG, Buyer may, with 120 days' advance Notice (or on shorter notice if the Parties so agree), reduce the Firm Variable Quantity to as low as zero, or subsequently reinstate any portion of such reduced quantity.  If Seller ceases to be authorized to export LNG or the Nikiski LNG Plant is no longer actively exporting LNG, as described in Section 16.3(g), during the term of the Base Contract, then Buyer must, within 30 days' Notice from Seller, make a one-time election on a fixed maximum level for Firm Fixed Quantity plus Firm Variable Quantity (not to exceed 50 MMcf/day), which maximum will remain in effect until December 31, 2013.

•	2.40 “Interruptible Gas Supply” shall have the meaning set forth in Section 16.3(f).

16.2.        Modifications to the Base Contract

•	Section 1.4 is deleted.
•	Section 2.31 is deleted.
•	Section 2.34 is deleted.
•	Section 3.2 is deleted and replaced as follows:

Except as provided in the final sentence of this Paragraph, Buyer's sole remedy for Seller's failure to deliver Gas that Seller is obligated to deliver under this Contract is the cost actually incurred by Buyer utilizing the Cover Standard to purchase and transport the amount of Gas (or, if Gas is not reasonably available, electric power) necessary to cover the shortage in excess of the cost that would have been incurred by Buyer if Buyer had purchased that Gas under this Contract.  Except as provided in the final sentence of this Paragraph, Seller's sole remedy for Buyer's failure to take Gas that Buyer is obligated to take under this Contract is the difference between the amount that Buyer would have paid for the Gas not taken and the amount, if any, received by Seller utilizing the Cover Standard in a contemporaneous replacement sale of the Gas to a third party.  Imbalance Charges shall not be recovered under this provision but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3.  The amount of such unfavorable difference shall be payable fifteen (15) Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.  Nothing in this Agreement will restrict a Party from seeking the remedy of specific performance with respect to a breach of this Agreement.

•
Section 11.3 items (iv) and (v) are to be moved, in their entirety, into Section 11.2, and added into the first sentence as items (vi) and (vii), but, in each case, with the deletion of the phrase “except, in either case, as provided in Section 11.2”.

•	A new item (viii) is inserted into the first sentence in Section 11.2, as follows: “(viii) volcanic eruptions, which necessitate the preventative shutdown of equipment or machinery.”
•	Section 12, first phrase, is deleted and replaced as follows: “This Contract will terminate on December 31, 2016.”
•	The following new paragraph shall be added as Section 15.13:

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

15.13  Approval of this Contract by the Regulatory Commission of Alaska (RCA) is a condition precedent for the effectiveness of this Contract.  Such approval means a final order of the RCA, without conditions or modifications unacceptable to the Parties, or either of them.  Approval will be deemed to have occurred on the date that a RCA order approving the Contract without conditions or modifications unacceptable to the Parties becomes final.

16.3.
Subject to the terms and conditions of this Contract, Seller shall deliver and sell, and Buyer shall receive and pay for the Contract Quantity composed of the Firm Gas Supply Tranche and Interruptible Gas Supply, as described and limited below.

a)
Transaction Confirmations for Firm Fixed Quantities, Firm Variable Quantities, and Interruptible Gas Supply will be established and updated as necessary, but not less than on a quarterly basis, starting at the Delivery Start Date and continuing until December 31, 2016, according to the principles specified within this Special Provisions Addendum, unless mutually agreed otherwise.

b)
New Transaction Confirmations will be agreed per the procedures outlined in Section 1.2 at such times that delivery circumstances necessitate such action.  At a minimum, changes in price will require new Transaction Confirmations on a quarterly basis.   Additional changes that are currently contemplated include but are not limited to annual changes to the Firm Fixed Quantity and the maximum Firm Variable Quantity.  If Buyer exercises the right described in Section 16.1 above to increase or decrease the maximum Firm Variable Quantity, then a new Transaction Confirmation will also be required.

c)	The derivation of the annual determination of the maximum Firm Fixed Quantity is set forth in Attachment 1.
d)	The methodologies to be used to determine prices for Firm Fixed Quantities and Firm Variable Quantities in the Transaction Confirmations are outlined in Attachment 2.
e)	The details governing Delivery Points and daily nomination procedures are outlined in Sections 16.4 and 16.5.
f)
“Interruptible Gas Supply” shall mean that quantity of Gas required by Buyer, and provided by Seller, in excess of the Firm Gas Supply Tranche pursuant to an interruptible Transaction Confirmation under the following conditions.  To the extent Buyer has gas supply needs that are in excess of the then applicable Firm Variable Quantity, Seller shall use commercially reasonable efforts to make such interruptible volumes available to Buyer from Seller’s field production.  Seller agrees that such commercially reasonable efforts will include curtailing the delivery of Gas to the Nikiski LNG Plant to the extent necessary to meet these unmet needs of Buyer provided, however, that Seller will not be obligated to curtail deliveries to the Nikiski LNG Plant if the curtailment will result in any material operational difficulties or technical harm to the Nikiski LNG Plant.  During periods in which Seller is still authorized to export LNG and is actively exporting LNG, the price for these interruptible volumes of Gas shall be the Firm Variable Price set forth in Attachment 2; at all other times the price will be negotiated at the time the Interruptible Transaction Confirmation is made and shall not exceed two hundred percent (200%) of the Firm Fixed Price set forth in Attachment 2.

g)
For purposes of this Section 16.3 and the definition of Firm Variable Quantity, “Nikiski LNG Plant is actively exporting LNG” shall mean that Seller has not provided Buyer with 90 days written Notice that the Nikiski LNG Plant is being shutdown for the remainder of the term of this Contract and that the US Department of Energy has been informed of such shutdown.

16.4.
Buyer will nominate to Seller in writing via electronic means at least 12 hours in advance of the next calendar day the hourly volumes of Gas by power plant location that Buyer desires for that entire calendar day.  Subject to Section 16.5, Seller retains the right to select the Delivery Point(s), but Seller shall use commercially reasonable efforts to deliver Gas to Buyer at the Delivery Points in the order of preference listed in Attachment 3 to meet the Buyer’s nomination request.  Seller's nomination confirmation or alternative response shall be sent to Buyer in writing via electronic means at least 9 hours in advance of the relevant calendar day.  Should the timing of the nominations in this Section 16.4 no longer meet the timing requirements of Transporter(s), then Buyer and Seller will work together to adjust the nomination timing.

16.5.
It is Buyer’s responsibility to secure the necessary transportation for the Gas downstream of the Delivery Point(s).  The costs associated with transporting nominated Gas downstream of the Delivery Point(s) into regulated pipelines shall be borne by the Buyer.  In order to minimize Buyer’s transportation costs, Buyer and Seller commit to do the following:

a)
Buyer and Seller will meet periodically to forecast Firm Gas Supply Tranche requirements by facility and jointly formulate plans for transporting the required volumes of Gas in a cost effective manner.

b)
Buyer and Seller shall within 90 days following the execution of this Contract work cooperatively, reasonably, and in good faith to:  (1) determine if: (a) a direct connection from the Nikiski LNG Plant to the Nikiski power plant can be established, and (b) a capacity expansion from the Beluga River Unit (BRU) to the Beluga Power Plant is warranted, and (2) work to secure gas exchange opportunities that will reduce the cost of transportation to be borne by the Buyer.  Seller shall have no obligation to expend funds in connection with these items.

c)
Seller shall make available to Buyer for delivery from BRU to the Beluga Power Plant the quantity of BRU Gas determined by the following equation: BRU gas takes by BRU owners other than Seller times 50%, less any reduction in Seller's BRU gas take rights resulting from Seller's overlift position and less quantities delivered to Buyer under the agreement listed as (2) in Attachment 4, up to 40% of the Gas requirements at the Beluga Power Plant, excluding any Gas utilized to generate economy energy sales.  Seller shall have the option of transporting Gas for delivery at Seller’s expense to the Beluga Power Plant to satisfy its obligations in the preceding sentence unless such option adversely affects Buyer’s transportation options or operation of the Beluga Power Plant in Buyer’s sole discretion.  In addition, any Gas production from the BRU to be sold by Seller during the term of this Contract will first be made available to Buyer under this Contract.  For purposes of interpretation of this Section 16.5 (c), if Seller’s working interest in BRU changes, then the percentage in the equation in the first sentence shall be modified to maintain Buyer’s quantity of BRU Gas from the Seller’s working interest share of BRU field production.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

d)	Seller shall give Buyer first priority for all Gas delivered through the Nikiski LNG Plant Connection (ENSTAR/APC Metering Station K277).

16.6.
To verify Seller's compliance with its obligations under 16.5(c), an independent third party, selected by Buyer and reasonably acceptable to Seller, may perform an audit in accordance with Section 7.6, subject to reasonable confidentiality terms, and report the audit findings to Buyer and Seller.  To verify the Gas requirements at the Beluga Power Plant, excluding any Gas utilized to generate economy energy sales, for purposes of Section 16.5(c), and to verify the Gas quantities utilized at the power plants to be served by the Firm Gas Supply Tranche, excluding any Gas utilized to generate economy energy sales, an independent third party, selected by Seller and reasonably acceptable to Buyer, may perform an audit in accordance with Section 7.6, subject to reasonable confidentiality terms, and report the audit findings to Buyer and Seller.

16.7
Seller will be responsible for the payment of all royalties, and any fees, penalties and assessments attributable to the royalties, on Gas delivered under this Contract provided that the Alaska Department of Natural Resources agrees that the price paid under this Contract is the value of the State of Alaska's royalty share of production under AS 38.05.180 (aa) (with the exception of production covered by a royalty settlement agreement).  The parties will work together to obtain acceptance by the Alaska Department of Natural Resources of the price paid under this Contract as the value of the State of Alaska's royalty share of production under AS 38.05.180(aa) (with the exception of production covered by a royalty settlement agreement) within 90 days of the effective date of this Contract.  If the parties are not successful in obtaining such acceptance, Buyer will reimburse Seller for any royalty payments which exceed the royalty payments that would be payable, for Gas not covered by a royalty settlement agreement, if the price paid under this Contract was equal to the value of the State of Alaska's royalty share of such production as determined by the Alaska Department of Natural Resources.

16.8         Price Risk Management Alternative

At any time 90 days prior to noon Central Time on the last day of NYMEX trading in futures contracts for a Month, Buyer may request Seller’s trading desk in Houston, TX to quote a “Fixed Price” to apply to Gas to be delivered during such Month, pursuant to this transaction.  A Fixed Price means a fixed price per MMBtu, a fixed price plus or minus a floating basis, or a floating price plus or minus a fixed basis.  Buyer may elect to lock the price of any quantity, so long as quantity does not exceed the Firm Fixed Quantity, and for any term up to December 31, 2016, for which price is to be locked.  Seller has the right to choose a single basis location from the Firm Fixed Quantity Price basket described in Attachment 2 which will then become the basis for that entire portion of the Fixed Price volumes.   For billing purposes, Gas for which the price has been fixed will be considered first Gas through the meter.  Any other volume of Gas delivered to and received by Buyer for which the price is not fixed, will be priced in accordance with Attachment 2.  The parties’ agreement to a Fixed Price will be confirmed in the procedure described in Section 1.2 of this Agreement.

If a Fixed Price is agreed to earlier than three Business Days prior to the close of NYMEX trading in futures contracts for the Month of flow, then notwithstanding Section 11 of this Agreement, in the event either party is unable due to Force Majeure from delivering or receiving any quantity of Gas subject to a Fixed Price, the following settlement shall be applicable: (i) if the Index Price exceeds the applicable Fixed Price, Seller shall pay Buyer for each MMBtu of Gas not delivered or received, an amount equal to the difference between the Index Price and the Fixed Price, and (ii) if the applicable Fixed Price exceeds the Index Price, Buyer shall pay Seller for each MMBtu of Gas not delivered or received an amount equal to the difference between the Fixed Price and the Index Price.

For the purposes of this Section 16.8, “Index Price” means the first of the month index price published by Platts Inside FERC Gas Market Report that most accurately reflects the market value of the gas for the Delivery Point on which the Fixed Price was based as indicated on the Transaction Confirmation at the time the Fixed Price is fixed.  1 MMBtu = 1 Mcf.

16.9	Reserves Certification

Seller must demonstrate that Seller has sufficient proven and risked probable reserves to fulfill its commitments under this Contract.  Within 30 days following execution of the Contract and on or before December 15th prior to the commencement of each Contract Year, Seller will provide to Buyer a written determination of Seller’s remaining reserve commitments during the Term under (i) Seller’s commitments to third parties, (ii) this Contract, and (iii) any subsequent Gas sale agreements, along with a statement that proven and/or risked probable reserves are sufficient to cover all such commitments.  Upon reasonable request by Buyer, Seller will make such data and information (and reasonable access to relevant personnel of Seller) as may be reasonably necessary for Buyer to evaluate the written determination of Seller's proven and risked probable reserves. Buyer will take all reasonable steps to preserve the confidentiality of the data received from Seller under this Section 16.9.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

16.10	Additional Firm Fixed Quantities

For calendar years 2014 through 2016, Seller shall deliver and sell, and Buyer shall receive and pay for a new “2.36 Firm Gas Supply Tranche” composed of the Firm Fixed Quantities described and limited below:
a)	Calendar year: 2014 - 25 MMscf/day, 2015 – 17 MMscf/day, 2016 – 8 MMscf/day.
b)	All volumes delivered under these Transaction Confirmations shall be deemed to be the first volumes received by Buyer.
c)	Pricing shall be in accordance with Attachment 2.
d)	All other provisions of this Contract apply.

16.11	New Taxes

Notwithstanding anything in Section 6 to the contrary and after March 31, 2013, Buyer will reimburse Seller for any Production Taxes (as defined and set by AS 43.55.011, as amended, replaced, or supplemented from time to time) or other new taxes attributable to the operations and transactions contemplated by this Contract in excess of $0.25 per Mcf of Gas.

16.12	Arbitration

Any dispute arising, in whole or in part, with respect to billing or Contract Price and not otherwise resolved by the Parties will be settled by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect ("CPR Rules") of the International Institute for Conflict Prevention & Resolution, and judgment on the award rendered by the arbitrator(s) may be entered and enforced in any court of competent jurisdiction.  Any provisions available within the CPR Rules to expedite the proceeding will apply to the proceeding unless otherwise agreed by the Parties.

16.13	Court

Except as provided in Section 16.12, all disputes arising under this Agreement not otherwise resolved by the Parties will be resolved in the state courts of Alaska in Anchorage, Alaska.  Each Party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates.  This waiver applies to any action or legal proceeding, whether sounding in contract, tort, or otherwise.

16.14      Commitment Regarding Beluga Power Plant

Seller and Buyer affirmatively commit to work together in good faith to create a commercially reasonable backup mechanism that will ensure a controlled shutdown of the Beluga Power Plant in the event of a loss of gas from the Beluga River Unit that interrupts the gas supply to the Beluga Power Plant.  Such a backup mechanism may consist of engineering design, operational facilities, commercial contracts and protocols that ensure the Beluga Power Plant will have sufficient gas supplies to effect a controlled shutdown.

16.15       Royalty in Kind

If the State of Alaska elects to take its royalty in kind, then Seller will have the right, in its sole discretion, to reduce Seller's gas delivery obligations under this Contract by notifying Buyer, within sixty (60) Days after Seller receives formal notice from the state that it intends to take its royalty in kind, of the quantities of Gas that Seller is unable to commit to deliver as a consequence of the royalty gas diversion.  Seller's notice will include new Transaction Confirmations for the relevant period establishing adjusted Firm Fixed Quantities and Firm Variable Quantities.  Any reduction under this paragraph in Seller's Gas delivery obligations will be proportionate to all of Seller's local end-user delivery obligations from Cook Inlet production.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 1
Derivation of the Annual Value for Maximum Firm Fixed Quantity

For all years of the Base Contract (CEA 2009-001), the maximum Firm Fixed Quantity for a given year shall be determined using the following methodology, with the possible exception of calendar year 2010, which possible modifications are described in the last paragraph below:

By not later than December 15th in any year in which Seller is required to make deliveries under this Contract in the following year, Buyer shall provide a schedule indicating the total daily Gas utilized by generation plant (exclusive of any Gas used to generate economy energy) for January 1 through November 30 of that same year.  The total daily volume used at all of Buyer’s plants will be sorted to determine the lowest 30 days of total Gas usage for that year.  Once the low 30 days have been determined, volumes utilized at the Beluga Power Plant will be multiplied by 40%.  The result will be added to the Gas utilized at all other power plants to determine the total Gas used for that given day.  The simple average of the low 30 days will then be multiplied by 1.15 to determine the annual value for maximum Firm Fixed Quantity, which value will have a minimum of 34.5 MMcf/day and a maximum of 36.5 MMcf/day.   An example of this calculation using 2008 data is provided as follows:

2008 Gas Volumes
Total Daily Volumes Sorted Lowest to Highest							Average of lowest 30 days:			31,755

Actual Day	Total Volumes	Beluga	Nikiski	Bernice Lake	IGT	40% of Beluga	100% of Nikiski	100% of Bernice	100% of IGT	Total COP Tranche	Days
181	53,201	50,949	0	2,251	0	20,380	0	2,251	0	22,631	1
118	58,402	46,640	11,601	161	0	18,656	11,601	161	0	30,418	2
96	59,417	48,078	11,339	0	0	19,231	11,339	0	0	30,570	3
104	59,428	47,558	11,871	0	0	19,023	11,871	0	0	30,894	4
103	59,736	47,551	12,045	140	0	19,020	12,045	140	0	31,205	5
180	59,746	53,575	2,316	3,856	0	21,430	2,316	3,856	0	27,601	6
168	59,837	43,556	11,223	5,058	0	17,422	11,223	5,058	0	33,703	7
105	60,198	48,040	11,987	172	0	19,216	11,987	172	0	31,374	8
97	60,573	49,352	10,813	408	0	19,741	10,813	408	0	30,962	9
131	60,620	46,997	11,424	2,199	0	18,799	11,424	2,199	0	32,422	10
169	60,857	41,737	11,214	6,939	967	16,695	11,214	6,939	967	35,815	11
186	60,909	53,101	2,272	5,536	0	21,241	2,272	5,536	0	29,049	12
106	61,038	48,969	12,069	0	0	19,588	12,069	0	0	31,656	13
119	61,071	49,459	11,613	0	0	19,783	11,613	0	0	31,396	14
132	61,198	46,841	11,424	2,932	0	18,736	11,424	2,932	0	33,093	15
102	61,252	49,207	12,045	0	0	19,683	12,045	0	0	31,728	16
159	61,704	48,870	11,223	1,610	0	19,548	11,223	1,610	0	32,382	17
90	61,843	49,887	11,957	0	0	19,955	11,957	0	0	31,911	18
117	61,863	50,479	11,385	0	0	20,191	11,385	0	0	31,576	19
120	61,895	50,282	11,613	0	0	20,113	11,613	0	0	31,725	20
110	61,973	50,556	11,418	0	0	20,222	11,418	0	0	31,640	21
166	63,001	50,396	11,223	1,383	0	20,158	11,223	1,383	0	32,764	22
174	63,177	50,350	10,935	1,891	0	20,140	10,935	1,891	0	32,967	23
141	63,266	47,210	11,333	4,723	0	18,884	11,333	4,723	0	34,940	24
171	63,272	49,354	10,920	2,999	0	19,741	10,920	2,999	0	33,660	25
111	63,308	51,500	11,371	438	0	20,600	11,371	438	0	32,409	26
107	63,475	49,851	12,049	1,576	0	19,940	12,049	1,576	0	33,565	27
101	63,578	51,189	12,045	344	0	20,476	12,045	344	0	32,865	28
114	63,578	52,200	11,379	0	0	20,880	11,379	0	0	32,258	29
162	63,743	50,454	11,223	2,066	0	20,182	11,223	2,066	0	33,471	30

If the Delivery Start Date is determined by the Buyer to be January 1, 2010, then Buyer and Seller will jointly decide the maximum Firm Fixed Quantity for the calendar year 2010 no later than August 1, 2009.  Under such circumstances, the Firm Fixed Quantity will remain fixed at the determined level until January 1, 2011, unless otherwise agreed by Buyer and Seller.  Additionally, the Firm Variable Quantity will be correspondingly reduced by the same aggregate percentage as the Firm Fixed Quantity was reduced.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 2
Pricing Determinations

Firm Fixed Quantity Price (from Delivery Start Date to December 31, 2016): The Contract Price will be the simple arithmetic average of the Platt’s Gas Daily midpoint prices for each “flow day” from the set of pricing locations listed below:

El Paso, Permian Basin; under the heading Permian Basin Area,
Waha; under the heading Permian Basin Area,
ANR, Okla.; under the heading Oklahoma,
Columbia Gulf, La.; under the heading Louisiana-Onshore South,
Agua Dulce Hub; under the heading South-Corpus Christi.

As an example, assume the following reported prices (per MMBtu) for a given day:

El Paso, Permian Basin	$3.500
Waha	$3.585
ANR, Okla.	$3.485
Columbia Gulf, La.	$4.760
Agua Dulce Hub	$4.245
Total	$19.575
divide by 5	5
Daily Average	$3.915

The conversion to Mcf will assume 1 MMBtu = 1 Mcf; therefore, the Contract Price for the example trading day above would be $3.915/Mcf.  The Contract Price will be adjusted on a quarterly basis at the beginning of each quarter (January 1, April 1, July 1, and October 1) based upon the aggregate average price for all “flow days” of the immediately preceding quarter (i.e. 3rd quarter price will be based upon the April 1 through June 30 prices).  If a price does not post for a particular location for a given “flow day(s)”, then the price from the last posted flow day and the next posted flow day will be averaged to replace the missing data for that location.  There will not be a reservation fee.

If the Delivery Start Date is determined by the Buyer to be January 1, 2010, then for the time period of January 1, 2010 through June 30, 2010, there will be a price collar in effect which will have a price floor of $5.75/Mcf and a price ceiling of $6.25.

Firm Variable Quantity Price (from Delivery Start Date to March 31, 2011): The Contract Price will be the average monthly price applicable for Kenai LNG delivered into Japan (as reported by Seller) times 95%.  As an example, assume the following prices (per MMBtu) for a given quarter:

April	$6.559
May	$6.542
June	$5.999

Total	$19.100
divide by 3	3
Monthly Average	$6.367
Multiply by 95%	0.95
Firm Variable Price for 3rd Quarter	$6.048

The conversion to Mcf will assume 1 MMBtu = 1 Mcf; therefore the Contract Price for the example quarter above would be $6.048/Mcf.  The Contract Price will be adjusted on a quarterly basis at the beginning of each quarter (January 1, April 1, July 1, and October 1) based upon the average monthly price of the immediately preceding quarter (i.e. 3rd quarter price will be based upon the April  through June monthly prices).  No reservation fee will apply to these volumes.  The Firm Variable Price will be capped at a value of 200% times the Firm Fixed Quantity Price for the corresponding time period.

Firm Variable Price (from April 1, 2011 to December 31, 2013): The Contract Price will be the “Platt’s National Average Price” as published in Platt’s Gas Daily for each “flow day” times 120%.  As an example, assume the following reported price (per MMBtu) for a given day:

Platt’s National Average Price	$4.570
multiply by 120%	1.20
Daily Price	$5.484

The conversion to Mcf will assume 1 MMBtu = 1 Mcf; therefore, the Contract Price for the example trading day above would be $5.484/Mcf.  The Contract Price will be adjusted on a quarterly basis at the beginning of each quarter (January 1, April 1, July 1, and October 1) based upon the average price for all “flow days” of the immediately preceding quarter (i.e. 3rd quarter price will be based upon the April 1 through June 30 prices).  No reservation fee will apply to these volumes.  The Firm Variable Price will be capped at a value of 200% times the Firm Fixed Quantity Price for the corresponding time period.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

If (i) certain data or information required to calculate one or more of the prices herein is not or no longer available, or (ii) any Party, based on reasonable evidence, believes in good faith that (A) such data or information has been computed or published in error, or (B) the basis of calculating or reporting such data or information has changed so as to materially alter the validity of the Energy Price determination as originally contemplated, then either Party may notify, in writing, the other Party of such deficiencies or beliefs.  The Parties will meet within five (5) Business Days after notice is received by the receiving Party and will determine if the deficiencies or beliefs are valid and, to the extent they are, will agree on appropriate amendments to the basis for calculating the Energy Price.  If the Parties do not execute an amendment within fifteen (15) Business Days after the meeting, either Party may seek to resolve the dispute in accordance with Section 16.12.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

Attachment 3
Delivery Points

All Gas sold and purchased under this Contract for the Beluga Power Plant will be delivered by Seller into one or more of the following designated "Delivery Points" as provided in Sections 16.4 and 16.5.  The Delivery Points are listed below in order of Buyer's preference, which order may be changed by written notice from Buyer to Seller's representative listed in the relevant Transaction Confirmation.

1.
The inlet to Buyer’s facilities connected to the Beluga Unit Area Connection (to CEA off of the Beluga River field) – At the downstream flange of Beluga River Unit’s meter at or near the outlet of the Beluga River Unit’s gas filter building located within the West ½ of the Southwest ¼ of Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

2.
Nikiski LNG Plant Connection (ENSTAR/APC Metering Station K277) – At the downstream flange of the connection between Seller's affiliate's piping at the Nikiski LNG Plant and ENSTAR's lateral from ENSTAR's Royalty Pipeline, located in the North ½ of the Southwest ¼ of the Southwest ¼ of Section 22, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

3.
The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Station K670, Meters 500 & 505).  At the upstream flange of the Alaska Pipeline Company's master meter located at or near the inlet of the Alaska Pipeline Company's Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.
The Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601).  At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL's meter building, between the northern terminus of the KKPL and the APL's lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast ¼ of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.
Nikiski LNG Plant Connection (KNPL Metering Station 410) – At the upstream flange of the eight (8) inch lateral valve immediately upstream of the KNPL 403 meter connection that is downstream of Seller's affiliate's piping off of the KNPL 410 meter at the Nikiski LNG Plant, located in the North ½ of the Southwest ¼ of the Southwest ¼ of Section 22, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

All Gas sold and purchased under this Contract for the Bernice Lake Power Plant, the Nikiski Power Plant, the International Power Plant, and Southcentral Power Plant will be delivered by Seller into one or more of the following designated "Delivery Points" as provided in Sections 16.4 and 16.5.  The Delivery Points are listed below in order of Buyer's preference, which order may be changed by written notice from Buyer to Seller's representative listed in the relevant Transaction Confirmation.

1.	A direct connection to the Nikiski LNG facility, as contemplated in Section 16.5(b).

2.
Nikiski LNG Plant Connection (KNPL Metering Station 410) – At the upstream flange of the eight (8) inch lateral valve immediately upstream of the KNPL 403 meter connection that is downstream of Seller's affiliate's piping off of the KNPL 410 meter at the Nikiski LNG Plant, located in the North ½ of the Southwest ¼ of the Southwest ¼ of Section 22, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

3.
Nikiski LNG Plant Connection (ENSTAR/APC Metering Station K277) – At the downstream flange of the connection between Seller's affiliate's piping at the Nikiski LNG Plant and ENSTAR's lateral from ENSTAR's Royalty Pipeline, located in the North ½ of the Southwest ¼ of the Southwest ¼ of Section 22, Township 7 North, Range 12 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

4.
The Kenai-Anchorage Pipeline – Kenai Unit Area Connection (ENSTAR/APC Station K670, Meters 500 & 505).  At the upstream flange of the Alaska Pipeline Company's master meter located at or near the inlet of the Alaska Pipeline Company's Kenai-Anchorage pipeline in Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

5.
The Kenai Kachemak Pipeline – KKPL-APC Interconnection Point (MSN 601).  At the downstream weld of the 8-inch electronic isolation fitting, located just outside of KKPL's meter building, between the northern terminus of the KKPL and the APL's lateral to the inlet of the APC’s Kenai-Anchorage pipeline in Southeast ¼ of Section 30, Township 5 North, Range 11 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

6.
Beluga Unit Area Connection (ENSTAR/APC Station 8601. Meters 170 A & B) – At the upstream flange of Alaska Pipeline Company's meter at or near the inlet of Alaska Pipeline Company's Beluga-Anchorage pipeline located within the West ½ of the Southwest ¼ of Section 26, Township 13 North, Range 10 West, Kenai Peninsula Borough, Seward Meridian, State of Alaska.

Additional Delivery Points may be added by mutual consent of Buyer and Seller.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006

 Attachment 4
Seller’s Prior Gas Supply Contracts

Pursuant to Section 16, the following contracts (but not including extensions of these contracts) have relevance to Seller’s obligations if they are in effect at that time:

1) Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, which expires on December 31, 2009.

•	Letter Agreement dated May 24, 1983 amending Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982.

•	Agreement between Shell Western E & P, Inc. and Alaska Pipeline Company dated January 26, 1988 amending Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982.

•
Partial assignment of Agreement between Shell Oil Company and Alaska Pipeline Company dated December 20, 1982, as amended, from Shell Western E & P, Inc. to ARCO Alaska, Inc. effective October 1, 1989.

•
Agreement between ARCO Alaska, Inc. and Alaska Pipeline Company dated November 15, 1991, to amend an assigned interest in the Agreement between Shell Oil Company and Alaska Pipeline Company, dated December 20, 1982, as amended.

2) Agreement for the Sale and Purchase of Natural Gas between Chugach Electric Inc., and ARCO Alaska, Inc., dated April 21, 1989, which expires on or about May 2011.

3) Gas Sale and Purchase Agreement between Fairbanks Natural Gas, LLC and ConocoPhillips Alaska, Inc., dated December 21, 2007.

4) Gas Sales Agreement between ConocoPhillips Alaska, Inc. and Alaska Pipeline Company dated December 1, 2008, which expires December 31, 2010.

Copyright © 2006 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	September 5, 2006